UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2017

SELLAS Life Sciences Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Madison Avenue, 4th Floor New York, NY		10017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (917) 438-4353

Galena Biopharma, Inc.

2000 Crow Canyon Place, Suite 380

San Ramon, CA 94583

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note:

This Current Report on Form 8-K/A is being filed to amend and restate the Current Report on Form 8-K filed by SELLAS Life Sciences Group, Inc. on January 5, 2018 (the “Form 8-K”) to correct a typographical error in Item 2.01 (and incorporated by reference into Items 3.03, 5.01 and 5.03, to the extent required by such Items) with respect to the number of shares outstanding immediately after the Merger (as such term is defined in the Form 8-K). The correct number of such shares is 5,766,891. This Current Report on Form 8-K/A also updates the exhibit index to incorporate by reference those exhibits previously filed with the Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Acquisition of SELLAS Life Sciences Group, Ltd

On December 29, 2017 (the “Closing Date”), SELLAS Life Sciences Group, Inc., formerly known as Galena Biopharma, Inc. (the “Registrant”), completed its business combination with the Bermuda exempted company, Sellas Life Sciences Group Ltd. (“Private SELLAS”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of August 7, 2017 and amended November 5, 2017, by and among the Registrant, Sellas Intermediate Holdings I, Inc. (“Holdings I”), Sellas Intermediate Holdings II, Inc. (“Holdings II”), Galena Bermuda Merger Sub, Ltd., an indirect wholly owned subsidiary of the Registrant (“Merger Sub” and, collectively with the Registrant, Holdings I, Holdings II and Private SELLAS, the “Parties”) and Private SELLAS (the “Merger Agreement”).

Prior to the filing of the merger registration with the Registrar of Companies in Bermuda, the Parties entered into an agreement required by Section 105 of the Bermuda Companies Act 1981, as amended (the “Bermuda Merger Agreement”). Under the Merger Agreement and the Bermuda Merger Agreement, Merger Sub merged with and into Private SELLAS, with Private SELLAS surviving as an indirect wholly owned subsidiary of the Registrant (the “Merger”). This transaction was approved by the Registrant’s stockholders at a special meeting of its stockholders on December 29, 2017 (the “Special Meeting”).

Following the completion of the Merger, the Registrant changed its corporate name to “SELLAS Life Sciences Group, Inc.” as required by the Merger Agreement, and the business conducted by the Registrant became the primary business conducted by Private SELLAS, which is a development-stage biopharmaceutical company focused on novel cancer immunotherapeutics for a broad range of cancer indications.

Under the terms of the Merger Agreement, the Registrant issued shares of its common stock to Private SELLAS’ securityholders, at an exchange ratio of 43.9972 shares of the Registrant’s common stock in exchange for each common share of Private SELLAS outstanding immediately prior to the Merger (the “Exchange Ratio”). The Exchange Ratio was determined through arms’-length negotiations between the Registrant and Private SELLAS. The Registrant also assumed all of the restricted stock units (“RSUs”) issued and outstanding under the Private SELLAS Stock Incentive Plan #1 (the “Private SELLAS Plan”), and issued and outstanding warrants of Private SELLAS. Accordingly, such RSUs will now be settled in, and such warrants now are exercisable for, that number of shares of the Registrant’s common stock equal to the Exchange Ratio multiplied by the number of Private SELLAS common shares underlying such RSUs and warrants, as applicable. The number of shares issued in the Merger reflects a 1-for-30 reverse stock split of the Registrant’s common stock that was effected on the Closing Date prior to the Merger (the “Reverse Stock Split”).

Immediately after the Merger, on a post-Reverse Stock Split basis, there were approximately 5,766,891 shares of the Registrant’s common stock outstanding, with the former Private SELLAS securityholders owning approximately 67.5% of the Registrant’s fully diluted common stock, with the Registrant’s securityholders immediately prior to the Merger owning the remaining approximately 32.5%.

The issuance of the shares of the Registrant’s common stock to the former securityholders of Private SELLAS was registered with the U.S. Securities and Exchange Commission (the “SEC”) on a registration statement on Form S-4 (Reg. No. 333-220592), which was declared effective on November 6, 2017, and the Merger and additional related proposals were submitted to a vote of the Registrant’s stockholders pursuant to a proxy statement/prospectus/consent solicitation statement dated November 6, 2017 and filed with the SEC pursuant to Rule 424 on November 8, 2017, as supplemented on November 29, 2017 and December 14, 2017 (the “Proxy Statement/Prospectus/Consent Solicitation Statement”).

The Registrant’s common stock listed on The Nasdaq Capital Market traded through the close of business on the Closing Date under the ticker symbol “GALE,” commenced trading on The Nasdaq Capital Market under the ticker symbol “SLS” on a post-Reverse Stock Split basis on Tuesday, January 2, 2018. The Registrant’s common stock has a new CUSIP number, which is 81642T 100.

The descriptions of the Merger and Merger Agreement included herein are not complete and are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 2.01 of this Current Report on Form 8-K is incorporated by reference herein.

On the Closing Date, immediately prior to the effectiveness of the Merger, the Registrant filed two amendments to the Registrant’s certificate of incorporation. The first such amendment effected the Reverse Stock Split and was approved by the Registrant’s stockholders at the Special Meeting.

Further, in connection with the Merger, the Registrant filed a certificate of amendment to the Registrant’s certificate of incorporation with the Secretary of State of the State of Delaware to change the Registrant’s name from “Galena Biopharma, Inc.” to “SELLAS Life Sciences Group, Inc.,” which became effective on the Closing Date.

At the Special Meeting, the Registrant’s stockholders also approved the amendment and restatement of the Registrant’s bylaws to, among other things, (i) change the required notification period for nominations for the election to the Registrant’s board of directors to be properly brought before an annual meeting by a stockholder from not less than 60 days and not more than 90 days prior to the anniversary date of the preceding year’s annual meeting of stockholders to not less than 90 days and not more than 120 days, and (ii) change the vote needed to adopt, amend or repeal the Registrant’s bylaws from an affirmative vote of 75% of the shares of capital stock of the Registrant issued and outstanding and entitled to vote, unless otherwise approved by a majority of directors unaffiliated with 10%-or-more shareholders, to an affirmative vote of 66 2/3% of the voting power of all the then-outstanding shares of the capital stock entitled to vote.

The foregoing descriptions of the amendments to the Registrant’s certificate of incorporation and the amendment and restatement of the Registrant’s bylaws are not complete and are subject to and qualified in their entirety by reference to the amendments to the Registrant’s certificate of incorporation and the Registrant’s amended and restated bylaws, copies of which are attached as Exhibit 3.1, Exhibit 3.2, and Exhibit 3.3, respectively, hereto and are incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01. The information set forth in Item 5.02 of this Current Report on Form 8-K regarding the ownership of Equilibria Capital Management Limited (“Equilibria”) and its affiliates is incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In accordance with the Merger Agreement, on the Closing Date, immediately prior to the effective time of the Merger, each of Sanford J. Hillsberg, William L. Ashton, Richard Chin, M.D., Irving M. Einhorn, Stephen S. Galliker, Mary Ann Gray, Ph.D. and Rudolph Nisi, M.D. (together, the “Prior Directors”) resigned from the Registrant’s board of directors and any respective committees of the Registrant’s board of directors on which they served, which resignations were not the result of any disagreements with the Registrant relating to the Registrant’s operations, policies or practices.

Also, pursuant to the Merger Agreement, on the Closing Date, prior to the effective time of the Merger, Stephen F. Ghiglieri, the Registrant’s interim chief executive officer and chief financial officer, resigned from such position. In addition, on the Closing Date, the Registrant’s other executive officers, other than John T. Burns, the Registrant’s vice president, finance and corporate controller, resigned from their positions effective as of the effective time of the Merger, namely: Thomas J. Knapp, the Registrant’s interim general counsel and secretary and Bijan Nejadnik, M.D., the Registrant’s chief medical officer.

(c) Pursuant to the Merger Agreement, the Prior Directors appointed, effective as of the effective time of the Merger, the following individuals to serve as the executive officers of the Registrant: Angelos M. Stergiou, M.D., Sc.D. h.c., as the Registrant’s president and chief executive officer (principal executive officer), Aleksey N. Krylov, M.B.A., as the Registrant’s interim chief financial officer and treasurer (principal financial officer), Nicholas J. Sarlis, M.D., Ph.D., FACP, as the Registrant’s chief medical officer and senior vice president (“SVP”), and Gregory M. Torre, Ph.D., J.D., as the Registrant’s chief regulatory officer and SVP. There are no family relationships among any of the Registrant’s newly appointed directors and executive officers.

Angelos M. Stergiou, M.D., Sc.D. h.c.

In September 2016, Private SELLAS entered into an employment agreement with Dr. Stergiou, the Registrant’s newly appointed chief executive officer, which continues to govern Dr. Stergiou’s employment with the Registrant following the Merger. Under this employment agreement, Dr. Stergiou is entitled to an annual base salary of $400,000 (subject to review and adjustment in the discretion of the board of directors or its compensation committee) and a discretionary annual cash bonus, with a target amount no less than 30% of Dr. Stergiou’s then effective base salary (subject to continued employment and the achievement of certain performance objectives established by the employer’s board of directors or compensation committee). This employment agreement also provides that Dr. Stergiou will receive a monthly housing allowance of $10,000 and may be eligible to receive an additional discretionary bonus as determined by the employer in its sole discretion.

Dr. Stergiou’s employment agreement also provides for additional bonuses in the event of an initial public offering (“IPO”) or trade sale by Private SELLAS, in each case that meets certain terms. The Merger is not considered an IPO or trade sale for purposes of Dr. Stergiou’s employment agreement, and Dr. Stergiou is not eligible to receive the IPO bonuses or a trade sale bonus in connection with the Merger.

In connection with Dr. Stergiou entering into his employment agreement, and pursuant to the terms thereof, Private SELLAS issued to Dr. Stergiou 827 Private SELLAS restricted stock units (“RSUs”) on November 22, 2016. Dr. Stergiou’s Private SELLAS RSUs were scheduled to vest on November 22, 2017 and were subject to accelerated vesting upon a change in control of Private SELLAS and certain terminations of employment; however, on August 7, 2017, the board of directors accelerated the vesting of such Private SELLAS RSUs in full and Private SELLAS shares were issued to Dr. Stergiou upon settlement of the Private SELLAS RSUs.

Dr. Stergiou’s employment agreement does not have a specified term and either party may terminate Dr. Stergiou’s employment agreement by providing written notice at any time, with or without cause. If the employer terminates Dr. Stergiou’s employment without cause or Dr. Stergiou resigns for good reason, Dr. Stergiou will be eligible to receive a lump-sum payment equal to two years of his annual base salary. In addition, if such termination or resignation occurs within one month prior to or twelve months following a change in control, Dr. Stergiou will be eligible to receive full vesting of his then outstanding stock awards and any options held by Dr. Stergiou may be exercised during the 12 month period following termination, or if earlier, the expiration date of the options. The employer must provide Dr. Stergiou with six months’ notice prior to a termination without cause and may elect to place Dr. Stergiou on garden leave (with base salary and other benefits) during such period. Upon termination of his employment due to death or disability, Dr. Stergiou is eligible for a pro-rated bonus for the year in which terminated.

The following definitions have been adopted in Dr. Stergiou’s employment agreement:

•	“cause” means a termination determination by the employer’s board of directors on account of (a) Dr. Stergiou’s conviction of (or pleas of guilty or nolo contendere to) a crime constituting a misdemeanor involving dishonesty or moral turpitude or any crime constituting a felony; (b) Dr. Stergiou’s misappropriation or embezzlement of the property of the employer (whether or not a misdemeanor or felony); (c) Dr. Stergiou’s commission of a material act of dishonesty or he otherwise engages in or is guilty of gross negligence or willful misconduct in the performance of his duties having the effect of materially injuring (whether financially or otherwise) the business or reputation of the employer; (d) Dr. Stergiou’s material breach of the provisions of any written non-competition, non-disclosure or non-solicitation agreement, or any other agreement in effect with the employer, including without limitation the restrictive covenants of the employment agreement or the employer’s applicable written code of business conduct and compliance policies; or (e) Dr. Stergiou’s neglect, refusal or failure to perform his material duties under the employment agreement, other than a failure resulting from Dr. Stergiou’s incapacity due to physical or mental illness; provided, however, Dr. Stergiou shall have 30 days following the employer’s written notification specifying a condition under clause (c), (d) or (e) constituting “cause” to cure such condition (to the extent the condition is curable as reasonably determined by the board of directors).

•	“good reason” means the occurrence, without Dr. Stergiou’s consent, of any one or more of the following: (i) a material diminution by the employer of Dr. Stergiou’s authority, duties or responsibilities, other than a diminution of authority, duties or responsibilities during a 30-day cure period following the employer’s written notification of a condition constituting “cause,” temporarily while Dr. Stergiou is physically or mentally incapacitated, or otherwise as required by applicable law; (ii) a material diminution in Dr. Stergiou’s base salary which is not the result of an across the board reduction in base salaries of other senior executives of the employer; or (iii) any action or inaction that constitutes a material breach by the employer of the employment agreement, including the failure of the employer to pay any amounts due or the failure of the employer to obtain the express assumption of the employment agreement by a successor.

Dr. Stergiou must provide written notice of a termination for good reason within 90 days of the event constituting good reason. The employer has a period of 30 days to correct the act or failure to act that constitutes good reason. If the employer fails to cure, Dr. Stergiou must provide a second notice of termination at least 30 and no more than 90 days after the first notice.

The description of Dr. Stergiou’s employment agreement included herein is not complete and is subject to and qualified in its entirety by reference to his employment agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Nicholas J. Sarlis, M.D., Ph.D., FACP & Gregory M. Torre, Ph.D., J.D.

In September 2016, Private SELLAS entered into employment agreements with Dr. Sarlis, the Registrant’s chief medical officer and SVP, and Dr. Torre, the Registrant’s chief regulatory officer and SVP, which agreements continue to govern Drs. Sarlis and Torre’s respective employment with the Registrant following the Merger. The employment agreements each provide for a four-year term, unless terminated by either party for any reason, with or without cause, by providing written notice, and establish an annual base salary of $345,000. According to the terms of his agreement, Dr. Torre was also eligible to receive a $75,000 signing bonus payable in three installments on October 31, 2016, December 31, 2016 and January 31, 2017, subject to his continued employment on each such date. The employment agreements provide that the executives are eligible to receive a discretionary annual cash bonus of up to 25% of their base salary (subject to continued employment and the achievement of certain performance objectives established by the employer’s board of directors or compensation committee). The executives are also eligible to receive an additional discretionary bonus as determined by the employer.

In connection with entering into the employment agreements, and pursuant to the terms thereof, Private SELLAS issued options to purchase common shares of Private SELLAS to each of Drs. Sarlis and Torre. The option awards were scheduled to vest in three equal annual installments beginning on January 1, 2018, and were subject to accelerated vesting upon a change in control of Private SELLAS and certain terminations of employment; however, such option awards were terminated by the board of directors on August 7, 2017, prior to any vesting thereof in exchange for a payment of $1,000 to each of Drs. Sarlis and Torre.

If the employer terminates one of the employment agreements without cause, the employer must provide the executive with written notice prior to the date of such termination (5 days’ notice for Dr. Torre and 1 days’ notice for Dr. Sarlis). In addition, the agreements provide that if SELLAS terminates an executive’s employment without cause or an executive resigns for good reason, the executive will be eligible to receive the following severance benefits: (i) an amount equal to 12 months of his annual base salary, payable in twelve substantially equal monthly installments; (ii) pro-rated target annual bonus to the extent earned and accrued for the year in which the termination occurs; (iii) reimbursement of COBRA premiums for 12 months following termination, or if earlier, upon the date the executive fails to pay the COBRA cost of continuation coverage or the date the executive is eligible for substantially similar coverage from a subsequent employer; and (iv) accelerated vesting of any outstanding equity awards. Although, if such termination or resignation occurs within 12 months following a sale (as defined in Dr. Torre’s employment agreement), Dr. Torre’s severance benefit will be enhanced to 15 months of his annual base salary payable in two equal installments at six and twelve months following the date of termination. The following definitions have been adopted in Dr. Sarlis’ and Dr. Torre’s employment agreements:

•	“cause” means a termination determination by the employer’s board of directors on account of (a) Dr. Sarlis’ or Dr. Torre’s, as applicable, conviction of (or pleas of guilty or nolo contendere to) a crime constituting a misdemeanor involving dishonesty or moral turpitude or any crime constituting a felony; (b) Dr. Sarlis’ or Dr. Torre’s, as applicable, neglect, refusal or failure to perform his material duties under the employment agreement (excluding a failure due to Dr. Sarlis’ or Dr. Torre’s, as applicable, incapacity due to physical or mental illness); (c) Dr. Sarlis’ or Dr. Torre’s, as applicable, commission of a material act of dishonesty, or he otherwise engages in or is guilty of gross negligence or willful misconduct in the performance of his duties; (d) Dr. Sarlis’ or Dr. Torre’s, as applicable, material breach of the provisions of any written non-competition, non-disclosure or non-solicitation agreement, including without limitation the restrictive covenants of the employment agreement or the employer’s applicable written code of business conduct and compliance policies.

•	“good reason” means the occurrence, without Dr. Sarlis’ or Dr. Torre’s, as applicable, consent, of any one or more of the following: (i) a material diminution by the employer of Dr. Sarlis’ or Dr. Torre’s, as applicable, authority, duties or responsibilities, other than a diminution of authority, duties or responsibilities during the 15-day cure period following the employer’s written notification of a condition constituting “cause,” temporarily while Dr. Sarlis or Dr. Torre, as applicable is physically or mentally incapacitated, or otherwise as required by applicable law; (ii) a material diminution in Dr. Sarlis’ or Dr. Torre’s, as applicable, base salary which is not the result of an across the board reduction in base salaries of other senior executives of the employer; (iii) any action or inaction that constitutes a material breach by the employer of the employment agreement, including the failure of the employer to pay any amounts due or the failure of the employer to obtain the express assumption of the employment agreement by a successor; or (iv) a change in the principal place of employment.

Dr. Sarlis or Dr. Torre, as applicable, must provide written notice of a termination for good reason within 60 days of the event constituting good reason. the employer has a period of 30 days to correct the act or failure to act that constitutes good reason. If the employer fails to cure, Dr. Sarlis or Dr. Torre, as applicable, must provide a second notice of termination at least 30 and no more than 90 days after the first notice.

The description of Drs. Sarlis and Torre’s employment agreements included herein is not complete and is subject to and qualified in its entirety by reference to their respective employment agreements, copies of which are attached as Exhibit 10.2 and Exhibit 10.3 hereto, respectively, and are incorporated herein by reference.

Aleksey N. Krylov, M.B.A.

In October 2017, Private SELLAS entered into an employment agreement with Mr. Krylov, the Registrant’s interim chief financial officer, which continues to govern Mr. Krylov’s employment with the Registrant following the Merger. Under this employment agreement, Mr. Krylov is entitled to an annual base salary of $270,000 (subject to review and adjustment in the discretion of the employer’s board of directors or a duly constituted committee thereof). Mr. Krylov’s employment agreement is at-will, and provides that the Registrant may terminate Mr. Krylov’s employment at any time for any reason. Mr. Krylov may resign from his employment for any reason by giving the Registrant sixty days written notice.

The description of Mr. Krylov’s employment agreement included herein is not complete and is subject to and qualified in its entirety by reference to his employment agreement, a copy of which is attached as Exhibit 10.4 hereto and is incorporated herein by reference.

Stephen F. Ghiglieri

As previously disclosed by the Registrant, on November 3, 2016, Mr. Ghiglieri and the Registrant entered into an employment agreement dated November 1, 2016, pursuant to which Mr. Ghiglieri was engaged to serve as Galena’s as executive vice president and chief financial officer, effective November 1, 2016 on an “at-will” basis, which agreement was amended in connection with his appointment as interim chief executive officer, effective February 21, 2017 and contained certain “double trigger” severance provisions.

As previously disclosed by the Registrant, on March 21, 2017, Mr. Ghiglieri and the Registrant executed a retention agreement effective February 1, 2017, whereby the Registrant would pay Mr. Ghiglieri a retention payment of $225,000, 50% of which was paid on June 30, 2017. Under such retention agreement, if the Registrant terminated Mr. Ghiglieri’s employment other than for “cause” after June 30, 2017 and prior to December 31, 2017, he would be entitled to the remaining half of the total $225,000 retention payment.

The Merger constituted a change of control for purposes of Mr. Ghiglieri’s amended employment agreement, and the termination of his employment occurred prior to December 31, 2017. Accordingly, upon the termination of his employment with the Registrant, notwithstanding his appointment to the Registrant’s board of directors, Mr. Ghiglieri became entitled to, (i) pursuant to the terms of his amended employment agreement, his annual base salary of $450,000 for a period of twelve months following the date of termination together with payment of any unused vacation time, and (ii) pursuant to the terms of his retention agreement, the remaining half of the total $225,000 retention payment. A lump sum of $824,395 was paid to Mr. Ghiglieri on the Closing Date in satisfaction of these obligations.

John T. Burns, CPA

As previously disclosed by the Registrant, on August 22, 2016, Galena and Mr. Burns, vice president, finance and corporate controller, entered into a severance agreement pursuant to which, if there was a change of control of the Registrant during the term of Mr. Burns’ employment agreement and (x) his compensation, benefits, title or duties are reduced or (y) he must relocate more than 50 miles from his current residence, Mr. Burns would be entitled to a severance payment equal to nine months of his base salary of $225,750 per year, or $169,313, following the date of termination.

As previously disclosed by the Registrant, on March 13, 2017, Mr. Burns and Galena executed a retention agreement effective February 1, 2017, whereby Galena would pay Mr. Burns a retention payment of $112,875, 50% of which was paid on June 30, 2017 and 50% to be paid on December 31, 2017, if he remained employed through December 31, 2017 and subject to certain other terms and conditions.

The Merger constituted a change of control for purposes of Mr. Burns’ severance agreement and, while Mr. Burns will continue to be employed by the Registrant, Mr. Burns will be relocating from California to New York and his responsibilities with the Registrant will be reduced. As such, Mr. Burns became entitled to, (i) pursuant to the terms of his severance agreement, a severance payment of $169,313, and (ii) pursuant to his retention agreement, the remaining half of the total $112,875 retention payment. A lump sum of $319,826 was paid to Mr. Burns on the Closing Date in satisfaction of these obligations.

(d) On the Closing Date, the Prior Directors appointed, effective as of the effective time of the Merger, (i) Fabio López and David A. Scheinberg, M.D., Ph.D. as Class II directors of the Registrant, whose terms expire at the Registrant’s next annual meeting of stockholders; (ii) Stephen F. Ghiglieri and Angelos M. Stergiou, M.D., Sc.D. h.c. as Class III directors of the Registrant, whose terms expire at the Registrant’s 2019 annual meeting of stockholders; and (iii) John Varian, Robert L. Van Nostrand and Jane Wasman as Class I directors of the Registrant, whose terms expire at the Registrant’s 2020 annual meeting of stockholders (together the “New Directors”). On the Closing Date, following the appointment of the New Directors, the Registrant’s board of directors determined that each of Stephen F. Ghiglieri, John Varian, Robert L. Van Nostrand and Jane Wasman met the independence requirements set forth in Nasdaq Listing Rule 5605(a)(2) and as otherwise set forth in the listing standards of The Nasdaq Stock Market LLC. On the Closing Date, Jane Wasman was elected chair of the Registrant’s board of directors.

Audit Committee

At the effective time of the Merger, John Varian, Stephen F. Ghiglieri and Robert L. Van Nostrand were appointed to the audit committee of the Registrant’s board of directors, and Mr. Varian was appointed as the chair of the audit committee.

Compensation Committee

At the effective time of the Merger, Robert L. Van Nostrand, Stephen F. Ghiglieri and Jane Wasman, were appointed to the compensation committee of the Registrant’s board of directors, and Mr. Van Nostrand was appointed as the chair of the compensation committee.

Nominating and Corporate Governance Committee

At the effective time of the Merger, Jane Wasman, Robert L. Van Nostrand and John Varian, were appointed to the nominating and corporate governance committee of the Registrant’s board of directors, and Ms. Wasman was appointed as the chair of the nominating and corporate governance committee.

Affiliations with Equilibria Capital Management Limited

Fabio López is the chief executive officer and an indirect owner of Equilibria, which, together with its affiliates, holds more than 5% of the Registrant’s outstanding capital stock. As a result of the Merger, Equilibria and its affiliates received, in the aggregate, approximately 2.74 million shares of the Registrant’s common stock in exchange for common shares of Private SELLAS held immediately prior to the Merger, representing approximately 47% of the Registrant’s common stock.

Management and Strategic Collaboration Agreement

In June 2016, Private SELLAS and Equilibria entered into a Management & Strategic Collaboration Agreement (the “Equilibria Collaboration Agreement”), pursuant to which Equilibria provided certain strategic, management and capital raising advice to Private SELLAS in exchange for certain fees including payment of incurred expenses. In addition, Private SELLAS agreed to pay Equilibria an incentive fee equal to 2% of the gross value paid by a purchaser if Private SELLAS were sold as part of a strategic transaction.

In February 2017, Private SELLAS and Equilibria amended the Equilibria Collaboration Agreement to expand the definition of strategic transactions to include a reverse merger, such as the Merger. In such a situation, the incentive fee to Equilibria would be 2% of the post-merger fully diluted market value of Private SELLAS immediately after closing the merger, payable in a combination of cash and common shares of Private SELLAS. The cash payment would be based on the per share price equaling the intrinsic value of Private SELLAS’ shares in the reverse merger transaction. The share-based component of the incentive fee would be based on the post-closing fully diluted number of shares outstanding.

In August 2017 and October 2017, the parties further amended the Equilibria Collaboration Agreement to determine the equity compensation payable to Equilibria in connection with the completion of the Merger. Accordingly, Private SELLAS made a cash payment of $85,000 to Equilibria and issued to Equilibria 2,720 common shares of Private SELLAS immediately prior to completion of the Merger. Such common shares of Private

SELLAS converted into shares of the Registrant’s common stock at the effective time of the Merger and, together with the aforementioned cash payment, constituted payment in full of the incentive fee due Equilibria in connection with the Equilibria Collaboration Agreement.

May 2015 $5.0 Million Convertible Note

In May 2015, Private SELLAS issued EQC Private Markets SAC Fund Ltd—EQC Biotech Sely I Fund (“Sely I”), an affiliate of Equilibria, a $5.0 million convertible note, which note bore interest at a rate of 8%, and was originally to have matured in May 2017 (the “2015 Sely Note”). In April 2017, Sely I elected to extend the maturity date of the 2015 Sely Note to May 2019.

As originally issued, this note was mandatorily convertible upon a qualified initial public offering, as defined therein (“QIPO”), and contemplated the issuance of a 5-year warrant to purchase up to 50% of the number of common shares of Private SELLAS into which the note converted at 105% of the QIPO price per share. The conversion rate was fixed at the lesser of the price per share determined by applying a pre-money valuation of $37.5 million to Private SELLAS immediately prior to the QIPO or a 30% discount to the QIPO price per share. In February 2017, the parties clarified the terms of the note to expand the situations in which the 2015 Sely Note would automatically convert to include merger or reverse-merger transactions entered into by Private SELLAS, such as the Merger.

In August 2017, Sely I and SELLAS further amended the note to agree upon the number of securities issuable upon consummation of the Merger. Accordingly, effective immediately prior to completion of the Merger, Private SELLAS issued to Sely I 14,372 common shares of Private SELLAS and 5-year warrants to purchase 7,186 common shares of Private SELLAS at a post-Merger price per share equal to 105% of the volume weighted average price of the Registrant’s common stock for the 30 calendar days following the closing date of the Merger, in full satisfaction of this $5.0 million convertible note. The common shares of Private SELLAS issued pursuant to the 2015 Sely Note converted into shares of the Registrant’s common stock at the effective time of the Merger along with all other then outstanding common shares of Private SELLAS.

Immediately prior to the closing of the Merger, pursuant to the 2015 Sely Note, Private SELLAS issued to Sely I a warrant to purchase 7,186 common shares of Private SELLAS at a price per share equal to 105% of the volume weighted average price of the Registrant’s common stock for the 30 calendar days following the closing of the Merger. The warrant was converted into warrants to purchase the number of shares of the Registrant’s common stock as determined pursuant to the Exchange Ratio and was assumed by the Registrant in accordance with its terms. A copy of the warrant is attached as Exhibit 10.5 hereto and incorporated herein by reference.

June 2017 Bridge Financing

Equilibria participated in the June 2017 bridge financing described below and converted $0.1 million of advisory fees and expenses accrued from March 1 to June 30, 2017 under the Equilibria Collaboration Agreement into 684 common shares of Private SELLAS. Affiliates of Equilibria also participated in the June 2017 bridge financing and subscribed for an aggregate of 34,680 common shares of Private SELLAS for an aggregate cash purchase price of $6.0 million.

August 2017 RSU Termination Agreement

In August 2017, Private SELLAS and an Equilibria affiliate entered into an agreement to terminate certain RSUs that had been granted in April 2017 to such affiliate under the Private SELLAS Plan. Equilibria was issued 1,323 common shares of Private SELLAS as consideration for the termination of the RSU grant.

June 2017 Bridge Financing

In June 2017, Private SELLAS completed a $7.3 million bridge financing with its existing shareholders, pursuant to which it issued an aggregate of 42,395 common shares of Private SELLAS in exchange for $6.0 million of cash and conversion of $1.3 million of principal and accrued interest relating to certain outstanding convertible term notes. Under the same valuation terms as the bridge financing, Private SELLAS issued an additional 2,197 of its common shares in cancellation of $0.4 million of payables to certain of its related parties as follows, including 684 SELLAS Shares to Equilibria in cancellation of a $0.1 million of management fee payable and 642 common shares of Private SELLAS to Dr. Stergiou in cancellation of net compensation payable of $0.1 million. Equilibria and certain of its affiliates participated in the bridge financing, as did Dr. Stergiou.

The table below sets forth the number of common shares of Private SELLAS issued to each of the (i) newly appointed directors and executive officers of the Registrant and (ii) holders of more than 5% of capital stock of the Registrant and their affiliates in the June 2017 bridge financing and related conversion of payables, along with the aggregate purchase price therefor.

Name of Purchaser	Shares of Common Stock (#)	Purchase Price ($)
Equilibria and affiliates(1)	35,364	$6,090,728
Angelos M. Stergiou, M.D., Sc.D. h.c.(2)	2,694	$463,975

(1)	Includes (i) 684 common shares of Private SELLAS issued upon conversion of advisory fees and expenses accrued from March 1 to June 30, 2017 under the Equilibria Collaboration Agreement, (ii) 34,590 common shares of Private SELLAS issued to EQC Private Markets SAC Fund II Ltd—EQC Biotech Sely S Fund, an Equilibria affiliate, in exchange for cash, (iii) 45 common shares of Private SELLAS issued to Varibobi Financial Holdings Ltd. (an indirect owner of Equilibria and an entity affiliated with Mr. López) in exchange for cash and (iv) 45 common shares of Private SELLAS issued to Daniel Tafur, Equilibria’s chief investment officer, in exchange for cash.
(2)	Includes 2,052 common shares of Private SELLAS issued upon conversion of $353,338 of principal and accrued interest of a convertible term note held by Dr. Stergiou and 642 common shares of Private SELLAS issued upon conversion of $110,637 of net compensation payable.

Memorial Sloan Kettering Cancer Center

In connection with Private SELLAS’ entry into a license agreement with Memorial Sloan Kettering Cancer Center (“MSK”), Private SELLAS agreed to issue 300 of its common shares to MSK, which was satisfied by the transfer of 150 common shares of Private SELLAS from each of Dr. Stergiou and Private SELLAS’ other co-founder to MSK, for which they received no cash payment. In connection with the May 2017 amendment and restatement of the license agreement with MSK, Dr. Stergiou further assigned 350 of his SELLAS Shares to MSK, for which Dr. Stergiou received no cash payment.

Private SELLAS Retention Agreements

In late July and early August 2017, Private SELLAS entered into retention agreements with Dr. Sarlis and Dr. Torre, which went into effect upon the closing of the Merger, pursuant to which each executive is eligible to receive a retention bonus upon the consummation of a strategic transaction following the Merger. Each of Drs. Sarlis and Torre is eligible for such a retention bonus if he remains employed in good standing on a full-time basis through the consummation of a strategic transaction, and the strategic transaction is consummated within the 18 months following the effective date of the agreement. Each executive must sign a general release of claims to be eligible to receive the retention bonus.

The retention bonuses are payable in a lump sum (less required payroll withholding and deductions) within 30 days following the date of consummation of such strategic transaction as follows:

Aggregate Consideration	Potential Retention Bonus
	Nicholas J. Sarlis	Gregory M. Torre
$0-$50 Million	$250,000	$200,000
$51-$100 Million	$500,000	$300,000
$101-$150 Million	$750,000	$400,000
$151-$200 Million	$1 Million	$550,000
$201-$250 Million	$1.5 Million	$750,000
> $251 Million	$1.75 Million	$750,000

In the event any contingent consideration is actually paid to the company and/or its securityholders with respect to the strategic transaction, if including such contingent consideration as part of the aggregate consideration would have resulted in the payment of a higher retention bonus and if the payment of any retention bonus upon receipt of such contingent payment would be deemed to be subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code, the executive will be eligible to receive an additional retention bonus equal to the difference between the retention bonus that would have been paid if the contingent consideration was included and the amount already paid upon consummation of the strategic transaction.

In addition, if either Drs. Sarlis or Torre make the first introduction of a strategic transaction counterparty to the company (as determined in good faith by the company’s board of directors), the amounts payable to such executive pursuant to the chart above will be doubled, provided the executive remains employed by the company through the date of the strategic transaction.

Each of Dr. Sarlis’ and Torre’s agreements will terminate on the earlier of the 18-month anniversary of the date of the agreement and the date their employment is terminated.

For the purposes of the retention agreements, a “strategic transaction” generally means any transaction or series of related transactions entered into by the company and any counterparty whereby, directly or indirectly, the company and any counterparty effect a business combination involving more than 50% of the capital stock of the company and/or all or substantially all of its consolidate assets. “Aggregate consideration” means, with respect to a strategic transaction, an amount equal to the aggregate value of cash and/or property paid or payable to the company and/or its securityholders in connection with the strategic transaction, subject to adjustment as set forth in the agreements. “Contingent consideration” means any amounts payable to the company and/or its securityholders in connection with a strategic transaction that is payable following the closing of a strategic transaction and is contingent upon the performance of the company or its assets and/or attainment of financial targets or other performance metrics following the consummation of the strategic transaction.

The foregoing description of the retention agreements does not purport to be complete and is qualified in its entirety by reference to the full text of Dr. Sarlis’ and Dr. Torre’s retention agreements, copies of which are attached hereto as Exhibit 10.6 and Exhibit 10.7, respectively, and incorporated herein by reference.

Indemnity Agreements

On the Closing Date, the Registrant’s board of directors approved a standard form of indemnity agreement for use with directors and executive officers, a copy of which is attached as Exhibit 10.8 hereto and incorporated herein by reference. Each of the New Directors and the Registrant’s newly appointed executive officers has entered into, or is expected to enter into, the Registrant’s standard form of indemnity agreement with the Registrant.

Merger

As a result of the Merger, (i) New Directors and newly appointed officers who held common shares of Private SELLAS immediately prior to the merger received the number of shares of the Registrant’s common stock equal to the Exchange Ratio multiplied by each common share of Private SELLAS’ held by such New Director immediately prior to the Merger and (ii) and outstanding Private SELLAS RSUs held by New Directors were assumed by the Registrant and will be settled in the number of shares determined by multiplying the Exchange Ratio by the number of common shares of Private SELLAS underlying such Private SELLAS RSUs. In addition, Mr. Ghiglieri received certain payments under his employment and retention agreements and Mr. Burns received certain payments under his severance and retention agreements, each as described above.

Non-employee director compensation policy

New Directors will be eligible to participate in the Registrant’s non-employee director compensation policy.

(e) On the Closing Date, pursuant to the Merger Agreement, the Registrant assumed the Private SELLAS Plan. Additionally, the Registrant’s 2017 Equity Incentive Plan and 2017 Employee Stock Purchase Plan were each effective upon the effective time of the Merger on the Closing Date. Please see the section of the Proxy Statement/Prospectus/Consent Solicitation Statement entitled “Management Following the Merger—Equity Benefit Plans” for information regarding the Private SELLAS Plan, the Registrant’s 2017 Equity Incentive Plan and the Registrant’s 2017 Employee Stock Purchase Plan, which such information is incorporated herein by reference.

The foregoing description of the Private SELLAS Plan, the Registrant’s 2017 Equity Incentive Plan and the Registrant’s 2017 Employee Stock Purchase Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Private SELLAS Plan, the Registrant’s 2017 Equity Incentive Plan and the Registrant’s 2017 Employee Stock Purchase Plan, copies of which are attached hereto as Exhibit 10.9, Exhibit 10.10 and Exhibit 10.11, respectively, and incorporated herein by reference.

On January 2, 2018, the Registrant entered into a consulting agreement with Thomas J. Knapp, the Registrant’s former interim general counsel and secretary (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Knapp shall serve in an advisory capacity rendering legal transition services related to the Merger, and shall receive a consulting fee in the amount of $22,500.00 per month, payable on the last business day of each month beginning January 31, 2018. The Consulting Agreement will terminate by its terms on February 28, 2018 unless extended by mutual written agreement of the parties.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement, a copy of which is attached hereto as Exhibit 10.12 and incorporated by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)    To the extent required by Item 5.03 of Form 8-K, the information contained in Item 2.01 and Item 3.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.05 Amendments to the Registrants Code of Ethics, or Waiver of a Provision of the Code of Ethics

In connection with the Merger, on the Closing Date, the Registrant’s board of directors adopted a code of business conduct and ethics (the “Code”). The Code superseded the Registrant’s existing code of business conduct and ethics previously adopted by its board of directors. The Code applies to all directors, officers and employees of the Registrant.

The existing code was refreshed and updated in connection with the Merger to conform the Code to reflect current best practices and enhance Registrant personnel’s understanding of the Registrant’s standards of ethical business practices, promote awareness of ethical issues that may be encountered in carrying out an employee’s or director’s responsibilities, and improve its clarity as to how to address ethical issues that may arise. The updates include clarifications and enhancements to the descriptions of the purposes of the Code, compliance with law matters, policies regarding maintenance of the Registrant’s corporate records and compliance standards and procedures of the Code.

The newly adopted Code did not result in any explicit or implicit waiver of any provision of the Registrant’s code of business conduct and ethics in effect prior to the adoption of the Code. The foregoing description of the Code does not purport to be complete and is qualified in its entirety by reference to the full text of the Code, a copy of which is attached hereto as Exhibit 14.1 and incorporated herein by reference.

The Code is also posted on the Registrant’s website at www.sellaslifesciences.com. The Registrant also anticipates filing any future amendment or waiver of the Code on the Registrant’s website within four business days of the date thereof. The contents of the Registrant’s website are not incorporated by reference in this report or made a part hereof for any purpose.

Item 5.07 Submission of Matters to a Vote of Security Holders.

As previously disclosed, the Special Meeting was held on December 29, 2017. There were 32,345,462 shares of common stock (on a pre-Reverse Stock Split basis) present in person or represented by proxy at the Special Meeting, at which the stockholders were asked to vote on ten proposals, each of which is described in more detail in the Proxy Statement/Prospectus/Consent Solicitation Statement. Set forth below are the matters acted upon by the stockholders, and the final voting results of each such proposal, each presented on a pre-Reverse Stock Split basis.

Proposal No. 1: Approval of the issuance of shares of the Registrant’s common stock to Private SELLAS securityholders pursuant to the terms of the Merger Agreement

Proposal No. 1, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement, received the following votes:

For	Against	Abstain	Broker Non-Votes
18,324,534	2,124,453	104,456	11,792,009

Based on the votes set forth above, the Registrant’s stockholders approved Proposal No. 1, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement.

Proposal No. 2: Approval of the change of control of the Registrant resulting from the Merger contemplated by the Merger Agreement and the Bermuda Merger Agreement

Proposal No. 2, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement, received the following votes:

For	Against	Abstain	Broker Non-Votes
18,469,965	1,977,609	105,879	11,792,009

Based on the votes set forth above, the Registrant’s stockholders approved Proposal No. 2, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement.

Proposal No. 3: Approval of an amendment to the Registrant’s Amended and Restated Certificate of Incorporation, as amended to date, to effect a reverse stock split of the outstanding shares of the Registrant’s common stock, at a ratio of not less than 1-for-10 and not greater than 1-for-30, with the exact ratio and effective time of the reverse stock split to be determined by the Registrant’s board of directors and agreed upon by Private SELLAS and publicly announced by press release

Proposal No. 3, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement, received the following votes:

For	Against	Abstain	Broker Non-Votes
27,409,364	4,718,634	217,464	0

Based on the votes set forth above, the Registrant’s stockholders approved Proposal No. 3, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement.

Proposal No. 4: Approval of the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 50% below the market price of the common stock of the Registrant, as required by and in accordance with NASDAQ Listing Rule 5635(d)

Proposal No. 4, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement, received the following votes:

For	Against	Abstain	Broker Non-Votes
10,332,435	7,707,855	2,513,163	11,792,009

Based on the votes set forth above, the Registrant’s stockholders approved Proposal No. 4, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement.

Proposal No. 5: Approval of the Registrant’s 2017 Equity Incentive Plan

Proposal No. 5, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement, received the following votes:

For	Against	Abstain	Broker Non-Votes
10,981,847	7,223,539	2,348,067	11,792,009

Based on the votes set forth above, the Registrant’s stockholders approved Proposal No. 5, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement.

Proposal No. 6: Approval of the Registrant’s 2017 Employee Stock Purchase Plan

Proposal No. 6, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement, received the following votes:

For	Against	Abstain	Broker Non-Votes
11,316,532	6,981,711	2,255,210	11,792,009

Based on the votes set forth above, the Registrant’s stockholders approved Proposal No. 6, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement.

Proposal No. 7: Approval of the amendment and restatement of Galena’s bylaws as described in the Proxy Statement/Prospectus/Consent Solicitation Statement

Proposal No. 7, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement, received the following votes:

For	Against	Abstain	Broker Non-Votes
12,402,038	5,622,893	2,528,522	11,792,009

Based on the votes set forth above, the Registrant’s stockholders approved Proposal No. 7, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement.

Proposal No. 8: Approval of an amendment to the Galena Certificate of Incorporation to allow the Galena Board to approve amendments to Galena’s bylaws

Proposal No. 8, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement, received the following votes:

For	Against	Abstain	Broker Non-Votes
12,185,850	5,854,770	2,512,833	11,792,009

Based on the votes set forth above, the Registrant’s stockholders did not approve Proposal No. 8, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement.

Proposal No. 9: Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Galena’s named executive officers in connection with the completion of the Merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable

Proposal No. 9, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement, received the following votes:

For	Against	Abstain	Broker Non-Votes
14,697,243	3,532,464	2,323,746	11,792,009

Based on the votes set forth above, the Registrant’s stockholders approved Proposal No. 9, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement.

Proposal No. 10: Approval of an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals No. 1 through Proposal No. 9.

Proposal No. 10, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement, received the following votes:

For	Against	Abstain	Broker Non-Votes
12,420,907	5,918,842	2,213,704	11,792,009

Based on the votes set forth above, the Registrant’s stockholders approved Proposal No. 10, as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement.

Item 8.01 Other Events.

On the Closing Date, the Registrant issued a press release announcing the results of the Special Meeting and the determination of the reverse stock split ratio. A copy of the press release is attached hereto as Exhibit 99.1.

On the Closing Date, the Registrant issued a press release announcing the closing of the Merger. A copy of the press release is attached hereto as Exhibit 99.2.

In January 2018, the Registrant updated its corporate presentation. Such presentation is posted on the Registrant’s website and is attached hereto as Exhibit 99.3.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements of Private SELLAS for the year ended December 31, 2016 and the three and six months ended June 30, 2016 were previously filed with the SEC as part of the Proxy Statement/Prospectus/Consent Solicitation Statement on October 30, 2017 and, pursuant to General Instruction B.3 of Form 8-K, are not required to be filed herewith. The unaudited financial statements of Private SELLAS as of and for the nine months ended September 30, 2017 are filed herewith as Exhibit 99.4 and incorporated herein by reference.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed consolidated financial statements of the Registrant and Private SELLAS for the year ended December 31, 2016 and the three and six months ended June 30, 2016 were previously filed with the SEC as part of the Proxy Statement/Prospectus/Consent Solicitation Statement on October 30, 2017 and, pursuant to General Instruction B.3 of Form 8-K, are not required to be filed herewith. The unaudited pro forma condensed consolidated financial statements of the Registrant and Private SELLAS as of and for the nine months ended September 30, 2017 are filed herewith as Exhibit 99.5 and incorporated herein by reference.

(d) Exhibits.

		INCORPORATED BY REFERENCE
EXHIBIT NUMBER	EXHIBIT DESCRIPTION	FORM	FILE NUMBER	DATE	EXHIBIT NUMBER

2.1	Agreement and Plan of Merger, dated as of August 7, 2017, by and among Galena Biopharma, Inc., Galena Bermuda Merger Sub, Ltd., Sellas Intermediate Holdings I, Inc., Sellas Intermediate Holdings II, Inc. and SELLAS Life Sciences Group Ltd, as amended.	S-4/A	333-220592	11/6/2017	2.1

3.1	Certificate of Amendment of Certificate of Incorporation of the Registrant.	8-K	001-33958	01/05/2018	3.1

3.2	Certificate of Amendment of Certificate of Incorporation of the Registrant.	8-K	001-33958	01/05/2018	3.2

3.3	Amended and Restated Bylaws of the Registrant.	8-K	001-33958	01/05/2018	3.3

10.1	Employment Agreement by and between SELLAS Life Sciences Group AG and Angelos Stergiou, effective September 1, 2016.	S-4/A	333-220592	10/30/2017	10.53

10.2	Employment Agreement by and between SELLAS Life Sciences Group, Inc. and Nicholas Sarlis, effective September 19, 2016.	S-4/A	333-220592	10/30/2017	10.55

10.3	Employment Agreement by and between SELLAS Life Sciences Group, Inc. and Gregory Torre, effective September 1, 2016.	S-4/A	333-220592	10/30/2017	10.54

10.4	Employment Agreement by and between SELLAS Life Sciences Group Ltd and Aleksey Krylov, dated October 24, 2017.	S-4/A	333-220592	10/30/2017	10.56

10.5	Warrant issued to EQC Private Markets SAC Fund Ltd—EQC Biotech Sely I Fund.	8-K	001-33958	01/05/2018	10.5

10.6	Retention Agreement Letter by and between SELLAS Life Sciences Group Ltd and Nicholas Sarlis, dated August 2, 2017.	S-4/A	333-220592	10/30/2017	10.58

10.7	Retention Agreement Letter by and between SELLAS Life Sciences Group Ltd and Gregory Torre, dated July 31, 2017.	S-4/A	333-220592	10/30/2017	10.57

10.8	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers	8-K	001-33958	01/05/2018	10.8

10.9	SELLAS Life Sciences Group Ltd. Stock Incentive Plan #1.	S-4/A	333-220592	10/30/2017	10.61

10.10	2017 Equity Incentive Plan of the Registrant.	8-K	001-33958	01/05/2018	10.10

10.11	2017 Employee Stock Purchase Plan of the Registrant.	8-K	001-33958	01/05/2018	10.11

10.12	Consulting Agreement by and between SELLAS Life Sciences Group, Inc. and Thomas J. Knapp	8-K	001-33958	01/05/2018	10.12

14.1	Code of Business Conduct and Ethics.	8-K	001-33958	01/05/2018	14.1

99.1	Press release regarding results of Special Meeting and reverse stock split ratio, dated December 29, 2017.	8-K	001-33958	01/05/2018	99.1

99.2	Press release regarding closing of the Merger, dated December 29, 2017.	8-K	001-33958	01/05/2018	99.2

99.3	Corporate Presentation	8-K	001-33958	01/05/2018	99.3

99.4	Unaudited financial statements of SELLAS Life Sciences Group Ltd as of and for the nine months ended September 30, 2017.	8-K	001-33958	01/05/2018	99.4

99.5	Unaudited pro forma condensed consolidated financial statements of the Registrant and SELLAS Life Sciences Group Ltd as of and for the nine months ended September 30, 2017.	8-K	001-33958	01/05/2018	99.5

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELLAS Life Sciences Group, Inc.

Dated: January 11, 2018

	By:	/s/ Aleksey N. Krylov
Aleksey N. Krylov
Interim Chief Financial Officer